Exhibit 4.2

CELGENE CORPORATION,
as Issuer,
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of May 1, 2019
to
INDENTURE
Dated as of August 9, 2012

Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE, dated as of May 1, 2019 (this “First Supplemental Indenture”), between Celgene Corporation, a Delaware corporation (herein called the “Company”), having its principal executive offices at 86 Morris Avenue, Summit, New Jersey 07901, and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (herein called the “Trustee”).
RECITALS
WHEREAS, the Company has previously executed and delivered to the Trustee an indenture, dated as of August 9, 2012 (the “Indenture”), providing for the issuance of the Company’s 3.250% Senior Notes due 2022 (the “Notes”);
WHEREAS, the Company has entered into the Agreement and Plan of Merger, dated January 2, 2019, by and among the Company, Bristol-Myers Squibb Company, a Delaware corporation (“Bristol-Myers Squibb”), and Burgundy Merger Sub, Inc., a wholly owned subsidiary of Bristol-Myers Squibb (“Merger Sub”), as amended from time to time, which provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Bristol-Myers Squibb (the “Merger”);
WHEREAS, in connection with the Merger, Bristol-Myers Squibb has issued an Offering Memorandum and Consent Solicitation Statement, dated April 17, 2019 (the “Offering Memorandum and Consent Solicitation Statement”), pursuant to which Bristol-Myers Squibb has offered to exchange (the “Exchange Offer”) any and all outstanding Notes for notes issued by Bristol-Myers Squibb and Bristol-Myers Squibb, on behalf of the Company, has solicited (the “Consent Solicitation”) the Holders to direct the Trustee to execute and deliver a supplemental indenture to effect the amendments to the Indenture as set forth in Article I hereof (the “Amendments”);
WHEREAS, Section 10.2 of the Indenture provides that, with respect to the Notes, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes (the “Requisite Consents”), by Act of such Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee (at the direction of the Company) may enter into a supplemental indenture for the purpose of amending or supplementing the Indenture and the Notes;
WHEREAS, in accordance with the Consent Solicitation, as of 4:00 p.m. New York City time, on May 1, 2019, Requisite Consents have been validly delivered by Holders and not validly revoked and the Company has delivered to the Trustee the Requisite Consents which constitute an Act of Holders for the Notes to enter into this First Supplemental Indenture to effect the Amendments under the Indenture;
WHEREAS, with respect to the Notes, the Holders that have approved the Amendments constitute Holders of not less than a majority in principal amount of the Outstanding Notes;
WHEREAS, the Company has requested and hereby requests that the Trustee join with the Company in the execution of this First Supplemental Indenture and the Company has provided the Trustee with a Board Resolution authorizing the execution of and approving this First Supplemental Indenture; and
WHEREAS, the execution and delivery of this First Supplemental Indenture have been duly authorized by the Company and all conditions and requirements necessary to make this instrument a valid and binding agreement of the Company in accordance with its terms have been duly performed and complied with.

Exhibit 4.2

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE 1
AMENDMENT OF INDENTURE
Section 1.1    Amendments to Articles 5, 6 and 7 of the Indenture. Subject to Section 2.8 below:
(a)The following sections of the Indenture and all references thereto in the Indenture will be deleted in their entirety and the Company shall be released from its obligations under the following sections of the Indenture with respect to the Notes, provided that the section numbers will remain and the word “[reserved]” shall replace the title thereto:

•	Section 5.6. Limitation on Liens;

•	Section 5.7. Limitation on Sale and Leaseback Transactions;

•	Section 5.8. Exempted Liens and Sale and Leaseback Transactions; and

•	Section 6.1. Company May Consolidate, Etc., Only on Certain Terms.
(b)Failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture with respect to the Notes.
(c)Subsection 7.1(3) under Section 7.1. Events of Default of the Indenture shall be amended with respect to the Notes by (1) adding the words “Section 3.9 of” immediately before the words “this Indenture” and (2) deleting in its entirety the parenthetical therein.
(d)Subsections 7.1(4) and 7.1(5) under Section 7.1. Events of Default of the Indenture shall be deleted in their entirety with respect to the Notes, including all references thereto, provided that the section numbers will remain and the word “[reserved]” shall replace the title thereto.
(e)All definitions set forth in Sections 1.1 of the Indenture that relate to defined terms used solely in covenants or sections deleted hereby shall be deleted in their entirety with respect to the Notes, including all references thereto.
ARTICLE II
MISCELLANEOUS
Section 2.1    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
Section 2.2    Effect of First Supplemental Indenture.    This First Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture. Upon the execution of this First Supplemental Indenture, the Indenture is thereby modified in accordance therewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes. Every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.
Section 2.3    Confirmation.    The Indenture as amended and supplemented by this First Supplemental Indenture is in all respects ratified and confirmed.
Section 2.4    Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this First Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this First Supplemental Indenture is executed, the provisions required by such Trust Indenture Act shall control.

Exhibit 4.2

Section 2.5    GOVERNING LAW.    THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
Section 2.6    Counterparts.    The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purpose.
Section 2.7    Effect of Headings.    The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
Section 2.8. Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
Section 2.9. Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 2.10    Effectiveness; Operativeness.    This First Supplemental Indenture shall become effective and binding on the Company, the Trustee and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture, upon the execution and delivery by the parties to this First Supplemental Indenture; provided, however, that the Amendments shall become operative with respect to the Notes only upon the consummation and settlement of the Exchange Offer and Consent Solicitation in accordance with the terms and conditions set forth in the Offering Memorandum and Consent Solicitation Statement, including the condition that the Merger shall have been consummated. The Company shall furnish the Trustee with an Officers’ Certificate promptly after the Amendments have become operative, stating that the Amendments have become operative. Unless and the Trustee shall have received such Officers’ Certificate, the Trustee may conclusively presume that the Settlement Date has not occurred and this First Supplemental Indenture and the Amendments have not become operative, as the case may be.
Section 2.11    Certain Duties and Responsibilities of the Trustee.     In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this First Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee makes no representations as to and shall not be responsible in any manner whatsoever for or in respect of the validity, adequacy or sufficiency of this First Supplemental Indenture. The recitals and statements in this First Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee assumes no responsibility for their correctness.

Exhibit 4.2

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.
ISSUER:
CELGENE CORPORATION
By:    /s/ David V. Elkins
Name:     David V. Elkins
Title:    Executive Vice President and
Chief Financial Officer

Exhibit 4.2

TRUSTEE:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:    /s/ Karen Yu
Name: Karen Yu
Title: Vice President